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Exhibit 4.30

Shareholder Agreement

between

smart Software Technology Co., Ltd

and

ECARX (Hubei) Tech Co., Ltd.

November 2023

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The Shareholder Agreement ("the Agreement") is entered into on the 16th day of November in 2023 by the following parties:

(a)smart Software Technology Co., Ltd ("smart"), a limited liability company established and validly existing under Chinese laws, with a unified social credit code of 91330200MA2GWLH72E, registered address at 818 Binhai Second Road, Hangzhou Bay New Area, Ningbo, Zhejiang Province; and

(b)ECARX (Hubei) Tech Co., Ltd. ("ECARX"), a limited liability company established and validly existing under Chinese laws, with a unified social credit code of 91420100MA4F1WGW4L, registered address at Block C4, Area A, China Communications City Project, Qiangwei Road, Wuhan Economic and Technological Development Zone, Wuhan, Hubei Province.

smart and ECARX are referred to as the “parties”collectively, and the “party” individually.

Whereas:

The parties, based on the principles of equality and mutual benefit, have agreed to jointly establish a joint venture company ("the Company") in accordance with the applicable laws and the terms and conditions of the Agreement through friendly negotiations.

Therefore, in consideration of the commitments and agreements set forth in the Agreement, the parties hereby reach the following agreement:

1.Definitions

1.1Definition

In the Agreement, unless otherwise defined, capitalized terms shall have the following meanings:

“Remedies” shall have the meaning as set forth in Article 24.7;

“Force Majeure Event” refers to an objective situation that is unforeseeable, unavoidable, insurmountable, or beyond the control of either party, including lightning, typhoons, heavy rain, floods, fires, earthquakes or other natural disasters, epidemics, wars, strikes, and non-violent resistance;

“Confidential Information” shall have the meaning as set forth in Article 18.1;

"CEO" and "CTO" shall have the meanings as set forth in Article 10.1(a);

"Date of Establishment" refers to the date when the Market Supervision Administration issues the business license to the company;

"Changxing Factory" refers to Changxing Geely Auto Parts Co., Ltd.;

"Sale of Equity" shall have the meaning as set forth in Article 11.4(a);

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"Third-party Buyer" shall have the meaning as set forth in Article 11.4(a);

"Board of Directors" refers to the Company’s Board of Directors established in accordance with the Agreement and the company's Articles of Association;

"Board Chairman" refers to the Chairman of the Company’s Board of Directors;

"Independent Appraiser" has the meaning as set forth in Article 20.5(a);

"ECARX" has the meaning as set forth in the preamble;

"ECARX Group" refers to ECARX Holdings Inc. and any of subsidiaries, branches, and other entities directly or indirectly controlled by it;

"ECARX’s Director" shall have the meaning as set forth in Article 8.1(a);

"Change of Law" shall have the meaning as set forth in Article 16;

"Ancillary Agreement" shall have the meaning as set forth in Article 4.4;

"Senior Executives" shall have the meaning as set forth in Article 10.1(a);

"Company Law" refers to the Company Law of the People's Republic of China;

"Articles of Association" refers to the Articles of Association of the company signed by the parties and their amendments from time to time;

"Shareholder" has the meaning as set forth in Article 2.1;

"Board of Shareholders" has the meaning as set forth in Article 7.1(a);

"Affiliate", for a particular entity, refers to any entity that directly or indirectly controls the entity through one or more intermediary companies, is controlled by the entity, or is jointly controlled by the entity with others directly or indirectly;

"Equity", for any party, refers to the percentage of equity held by that party in the registered capital of the company from time to time;

"Working Day" refers to the day on which banks open for business in China (excluding Saturday, Sunday, bank holidays, and public holidays);

"HY11/HS11 Contract" refers to the Purchase Agreement signed by and between Smart Automobile, Changxing Factory and ECARX on March 12, 2023, and as amended from time to time;

"HY11/HS11 Supplementary Agreement" shall have the meaning as set forth in Article 4.4(a);

"HX11/HC11 Contract" refers to the Purchase Agreement signed by Smart Automobile, Xi'an Factory and ECARX on March 1, 2022, and as amended from time to time;

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"HX11/HC11 Supplementary Agreement" shall have the meaning as set forth in Article 4.4(b);

“Business Scope" shall have the meaning as set forth in Article 4.2;

"Smart Automobile" refers to Smart Automobile Sales (Nanning) Co., Ltd.;

“Acceptance Period" shall have the meaning as set forth in Article 11.4(d);

“Recipient" shall have the meaning as set forth in Article 18.1;

“Deadlock" shall have the meaning as set forth in Article 8.5;

“Business Plan" refers to the business plan of the Company approved by the Board of Directors from time to time in accordance with Article 8.3;

“Operation Period" refers to the term as defined in Article 19.1, including any extension of such term as provided for in Article 20.2;

“Group Member" refers to entities controlled by the Company through ownership of shares or contractual arrangements, as well as the subsidiaries of such entities, each individually referred to as a "Group Member";

“Fiscal Year" shall have the meaning as set forth in Article 12.1(d);

“Control", with respect to any entity, refers to the power to direct or cause the direction of the management and policies of such entity, whether through (i) direct or indirect ownership of fifty percent (50%) or more of the voting stock, registered capital, or equity of such entity, (ii) the power to appoint a majority of the directors or similar governing body of such entity, or (iii) through contract or other means. "Control" and "Controlled" shall be interpreted accordingly;

"Purchase Notice" refers to a notice issued by one party to exercise its option to purchase all the equity of the other party in accordance with Article 20.5;

"Sales Notice" refers to a notice issued by one party to exercise its option to sell all the equity it holds to the other party in accordance with Article 20.5;

"Disclosing Party" shall have the meaning as set forth in Article 18.1;

"Approval" refers to approvals, consents, licenses, registrations, reviews, notifications, filings, and other administrative orders from relevant government departments;

"Unpaid Amount of Capital Contribution" shall have the meaning as set forth in Article 5.6(a);

“Signing Date" refers to the date on which the parties sign the Agreement;

“Encumbrance" refers to any mortgage, pledge, lien, retention, option, restriction, preemptive right, priority, third party right or interest, any other type of encumbrance or

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security interest, or any other type of priority arrangement having a similar effect (including all transfers or retentions of ownership);

“Liquidation Committee" shall have the meaning as set forth in Article 21.1;

“RMB" refers to the legal currency of China;

“smart" shall have the meaning as set forth in the preamble;

“smart’s Director" shall have the meaning as set forth in clause 8.1(a);

"smart OS" refers to the operating system developed by the Company on the basis of hardware and underlying basic software for smart brand vehicles;

“smart Group” refers to smart mobility Pte. Ltd. and its subsidiaries, branches, and other entities directly or indirectly controlled by smart mobility Pte. Ltd.;

"Non-defaulting Party" shall have the meaning as set forth in clause 20.3;

"Loss" refers to all losses, liabilities, expenses (including amounts for interest and legal fees), charges, costs, judgments, awards, penalties, and fines;

"Authorized Decision-making System" refers to the company documents that specify the decision-making responsibilities, power levels, and division of duties of the Company;

"Market Fair Value" shall have the meaning as set forth in Article 20.5(a);

"Market Supervision Administration" refers to the State Administration for Market Regulation of the People's Republic of China, its local competent branches, and their successor institutions;

"Put Option" shall have the meaning as set forth in Article 11.5;

“Taxes" refers to any national, provincial, municipal or local taxes, duties, fees (including but not limited to any income tax, franchise tax, sales tax or use tax, value-added tax, property tax, stamp duty, consumption tax, customs duty) and any interest, penalties and surcharges thereof;

"Initial Public Offering" refers to the company's Initial Public Offering of its shares;

"Defaulting Party" shall have the meaning as set forth in Article 20.3;

"Defaulting Contributing Shareholder" shall have the meaning as set forth in Article 5.6(a);

"Xi'an Factory" refers to Xi'an Geely Automobile Co., Ltd.;

“Relevant Circumstances" shall have the meaning as set forth in Article 24.6;

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“Business" refers to the business conducted by the Company from time to time in accordance with its business plans;

“Business License" refers to the business license of the Company issued by the Market Supervision Administration;

“Offer" shall have the meaning as set forth in Article 11.4(a);

“Well-Known Accounting Firm" refers to an internationally renowned independent registered accounting firm hired with the agreement of the parties and approved by the Board of Directors;

“Government Department" refers to all government agencies or other regulatory authorities in China or other relevant jurisdictions;

“Intellectual Property" includes, within the scope recognized by applicable laws, patents, patent applications, utility models, trademarks, service marks, registered designs, unregistered design rights, copyrights, rights of personality, technical drawings, trade names, database rights, internet domain names, brand names, computer software programs and systems, proprietary technologies, inventions, confidential information, and other industrial or commercial intellectual property rights, as well as all applications for registration or protection of the foregoing, whenever and wherever, whether registered or capable of being registered;

“Material Adverse Effect" refers to any event, occurrence, fact, condition, change or development that has had, is having or could reasonably be expected to individually or in the aggregate have a material adverse effect on the business, operations, condition (financial, trade or other) or overall prospects of the entity, and that will result in the entity incurring a loss of more than 20% of its total assets as stated in its audited financial statements of the last Fiscal Year;

“Transfer" refers to the transfer, sale, assignment, pledge, mortgage, creation of security interests or liens, establishment of trusts (voting trusts or other trusts), transfer by operation of law or in any other manner or disposition (whether voluntary or involuntary);

“Notice of Transfer" shall have the meaning as set forth in Article 11.4(b);

“Entity" refers to any individual, legal person, partnership, company, enterprise, joint venture, corporation, limited liability company, trust or non-legal person organization;

“Main Business" has the meaning as set forth in Article 4.1;

“China" refers to the People's Republic of China (for the sole purpose of the Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan);

“Chinese Law" refers to any law, regulation, rule, directive, treaty, judicial interpretation, decree or order of any government department in China (central or local level) and any revisions, amendments or interpretations thereof at any time;

1.2Headings

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The headings of any term in the Agreement are for convenience only and shall not affect the interpretation of the Agreement.

1.3Terms, Appendices, etc.

Terms or Appendices, unless otherwise specified in context, refer to the corresponding terms or appendices of the Agreement.

1.4Dates and Times

(a)Unless otherwise specified in context, if any right under the Agreement is to be exercised or obligation is to be performed on a non-working day, such exercise of right or performance of obligation shall be postponed to the next working day.

(b)Time refers to the local time in Beijing, China.

1.5Including

Unless otherwise expressly agreed in the Agreement, the term "including" used in the Agreement shall be construed as "including but not limited to".

2.Shareholder

1.1The information of the shareholders of the Company (referred to as "Shareholder" individually and "Shareholders" collectively) is as follows:

(a)smart Software Technology Co., Ltd, a limited liability company registered and validly existing under Chinese laws, with a unified social credit code of 91330200MA2GWLH72E, registered address at No. 818, Binhai Second Road, Hangzhou Bay New Area, Ningbo, Zhejiang Province.

(b)ECARX (Hubei) Tech Co., Ltd., a limited liability company registered and validly existing under Chinese laws, with a unified social credit code of 91420100MA4F1WGW4L, registered address at Block C4, Area A, China Communications City Project, Qiangwei Road, Wuhan Economic and Technological Development Zone, Wuhan, Hubei Province.

1.2Statements and Warranties

Each party represents and warrants to the other party as follows:

(a)The party is a legal entity established and validly existing under Chinese laws.

(b)The party has all the power and authority necessary to own, lease or hold its assets and also has all the power and authority necessary to conduct its existing business;

(c)The party has full power and authority to sign the Agreement and to fulfill the obligations under the Agreement;

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(d)The signing, delivery and performance of the Agreement will not (i) violate or conflict with any laws or regulations that the party is required to comply with, (ii) materially violate the party's articles or any statutory or contractual obligations, or (iii) result in any third party making any significant claims against the other Party or the company; and

(e)There is no claim or legal proceeding initiated by any entity against the party to declare the party bankrupt or insolvent, nor is there a situation where the party is dissolved, liquidated, closed, debt restructured, or its main business or major assets are taken over by a third party under any applicable laws and regulations.

1.3Responsibilities of the Parties

(a)Without affecting the other obligations undertaken by smart under the Agreement, the Articles of Association, and Ancillary Agreements, smart shall additionally fulfill the following responsibilities:

(i)Provide technical assistance, support, and training to the Company under a separately signed technical services agreement (if required) when the Board of Directors determines that it is necessary for the production and service of products.
(ii)Assist and urge its affiliates to provide the Company with their entire vehicle-related NPDS process system, procurement system, and optimal supply chain for use.
(iii)Assist and urge the smart Group to reach a mutually exclusive cooperation agreement with ECARX on the smart car hardware on the premise that ECARX product prices are competitive: Qualcomm 8155 chip for HX11&HC11, AMDV2000 chip for HY11&HS11, and for future new projects or models, the parties will negotiate separately. For the purposes of the Agreement, 'competitive pricing' refers to the comprehensive conditions such as product prices, technical specifications, software solutions, logistics arrangements, and after-sales support provided by ECARX for smart for the car hardware of a certain smart model, which are not higher than the prices offered by third-party suppliers to smart under equivalent conditions.
(iv)Assist and urge smart Group to reach a consensus on the ECARX solution for smart OS underlying basic software, with competitive pricing of ECARX products. For the avoidance of objections, ECARX can provide SE Company with the solution for upgrading the underlying architecture platform as long as the parties reach an agreement on the cost.

(b)Without affecting other obligations undertaken by ECARX under the Agreement, the Articles of Association, and Ancillary Agreements, ECARX shall fulfill the following additional responsibilities:

(i)Make every effort to assist and urge its affiliates to provide the Company with their software development processes, procurement systems, and high-quality supply chain for use by the company;
(ii)Provide technical assistance, support, and training to the Company under a separately signed technical services agreement (if required) when the Board of

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Directors determines that it is necessary for the production and service of products.
(iii)And supply or have its related affiliates supply, relevant software and hardware products to the Company according to a separately signed procurement agreement.

3.Establishment

1.1Company Name

The Chinese name of the Company is 智马达软件科技有限公司, and the English name is smart Software Technology Co., Ltd, subject to pre-approval by the Market Supervision Administration.

1.2Limited Liability

The Company is a limited liability company with legal personality under Chinese law. The liability of each party shall be limited to the amount of the registered capital contribution agreed to be paid by it under the Agreement. Neither party shall be liable for any losses, debts, liabilities, or other obligations of the Company exceeding the amount of capital contribution subscribed in the registered capital of the Company.

4.Business of the Company

1.1Purpose

The purpose of the Company's establishment shall be mainly responsible for the software development of smart OS, as well as the subsequent OTA iteration and user operation, forming a data closed loop. After the subsequent capabilities are built, it can provide technical services to any other company.

Therefore, after the establishment of the Company, it will engage in the following business ("main business"), but subject to internal approval and authorization of the Company, as well as specific agreements and arrangements signed by the Company as a party: R&D, sales, and operation of software and hardware products for intelligent vehicle cockpits and peripherals.

1.2Business Scope

(a)The Company engages in information system integration services; computer system services; software development; software sales; professional design services; information technology consulting services; network technology services; technical services, technical development, technical consulting, technical exchange, technology transfer, technology promotion; manufacturing of computer hardware and peripherals; wholesale of computer hardware and peripherals; retail of computer hardware and peripherals; technology import and export; import and export agency ('business scope').
(b)If the business scope of Article 4.2 is inconsistent with the business scope registered in the business license, the business license shall prevail.

1.3Related Party Transactions

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Subject to compliance with the respective policies on related party transaction of smart and ECARX and approval processes of their respective companies, the Company may enter into long-term recurring related party transaction agreements with the smart Group, ECARX group, or affiliates of such entities. The Company may procure related products or services from such affiliates and may provide OS software or other services (if applicable) to such affiliates and charge fees (if any). Such related party transactions shall be conducted in principle of fair trade and priced at market fair value.

1.4Ancillary Agreements

The parties acknowledge and agree that the following agreements ("Ancillary Agreements") are crucial for the operation of the Company. After the date of establishment, and before any party is required to make a contribution under Article 5, the following Ancillary Agreements shall be signed promptly by the relevant party or its applicable affiliate with the Company.

(a)The Company, Smart Automobile, Changxing Factory, and ECARX have entered into an agreement whereby the Company shall acquire and assume the rights and obligations related to the development of the smart OS software system under the HY11/HS11 contract from ECARX ("HY11/HS11 Supplementary Agreement");

(b)The Company, Smart Automobile, Xi'an Factory, and ECARX have entered into an agreement whereby the Company shall acquire and assume the rights and obligations related to the development of the smart OS software system under the HX11/HC11 contract from ECARX ("HX11/HC11 Supplementary Agreement");

(c)The Company, smart, and ECARX (or their respective designated affiliates) have signed a license agreement whereby (i) ECARX (or its designated affiliate) licenses the Company to use the underlying basic software adapted for smart models by ECARX; (ii) smart (or its designated affiliate) licenses the Company to use all the prospective intellectual property rights under the HY11/HS11 and HX11/HC11 contracts, the UI intellectual property rights developed according to smart's customization requirements, and the shared UE intellectual property rights; and (iii) ECARX (or its designated affiliate) licenses the Company to use the corresponding prospective intellectual property rights under the HY11/HS11 and HX11/HC11 contracts and the shared UE intellectual property rights developed by ECARX (or its designated affiliate) according to smart's customization requirements.

5.Registered Capital

1.1Registered Capital

(a)The registered capital of the Company shall be RMB 100 million.

(b)smart shall subscribe and contribute RMB 51 million in the form specified in Article 5.2, accounting for fifty-one percent (51%) of the Company's registered capital.

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(c)ECARX shall subscribe and contribute RMB 49 million in the form specified in Article 5.2, accounting for forty-nine percent (49%) of the Company's registered capital.

1.2Form of Contribution

Subject to compliance with the provisions of Article 5.3 below, the parties shall contribute in cash.

1.3Conditions Precedent to Contribution

(a)Each party's obligation to contribute under Article 5.2 shall be subject to the following conditions being satisfied or waived:

(i)Execution and delivery of the Agreement and the Company's bylaws;

(ii)Ancillary Agreements have obtained internal approval from the Company's Board of Directors pursuant to Article 8.4(a)(iii) and have been executed and delivered;

(iii)The parties have obtained all necessary approvals and consents from their respective internal authorities (including but not limited to Board of Shareholders, Board of Directors, or investment decision-making committee (if any)) for the proposed transaction under the Agreement, and have signed and delivered resolutions to the Board of Shareholders, Board of Directors, or investment decision-making committee (if any);

(iv)The Company has received all necessary approvals, consents, and authorizations from all government agencies or other regulatory authorities related to the establishment of the Company, including but not limited to new business licenses, antitrust approvals, etc.;

(v)The representations and warranties made by the parties under Article 2.2 are true, accurate, and not misleading in all material respects as of the signing date and the date of capital contribution by either party pursuant to Article 5.4;

(vi)The proposed transaction under the Agreement complies with all applicable current laws, and there are no laws, regulations, court judgments, rulings, injunctions, or lawsuits brought by government authorities that restrict, prohibit, or cancel the proposed transaction, or have adverse effects on the proposed transaction;

(vii)Neither party has violated any commitments or obligations made under the Agreement, and there are no events, occurrences, facts, circumstances, changes, or developments that have occurred or are reasonably foreseeable that would have a material adverse effect on the assets, operations, or profit prospects of each party;

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(b)The parties shall cooperate with each other to provide reasonable and necessary assistance to ensure that the preconditions for capital contribution are met, and shall provide reasonable and necessary information to all government departments.

1.4Contribution Time

By March 31, 2024, the parties shall complete all subscribed registered capital contributions in cash, that is, ECARX shall contribute RMB 49 million to the Company in cash, and smart shall contribute RMB 51 million to the Company in cash.

1.5Reduction or Increase in Registered Capital of the Company

(a)Subject to approval by government departments (if applicable), the Company shall not reduce its registered capital without a prior resolution in accordance with Article 7.5, unless approved by the Board of Shareholders.

(b)Any increase in the registered capital of the Company shall be resolved by the Board of Shareholders in accordance with Article 7.5 and approved by the government department (if applicable) in advance.

1.6Failure to Contribute on Time

(a)If any party fails to pay any installment of its contribution under the Agreement ('Unpaid Amount of Capital Contribution', such party being the 'Defaulting Contributing Shareholder'), the Company shall issue a written demand letter to the Defaulting Contributing Shareholder specifying a grace period, which shall be at least sixty (60) days from the date of issuance of the contribution demand letter by the Company or a longer period agreed by the other party. Upon expiration of the grace period, the other party shall have the right to notify the Company and the Defaulting Contributing Shareholder and exercise the following remedies:

(i)Require the Defaulting Contributing Shareholder to transfer the corresponding equity corresponding to the Unpaid Amount of Capital Contribution to the other party or reduce its subscribed registered capital corresponding to the Unpaid Amount of Capital Contribution.

(ii)The Company is required to withhold the funds to be distributed to the Defaulting Contributing Shareholders or other payments to be made to the Defaulting Contributing Shareholders, but not exceeding the Unpaid Amount of Capital Contribution;

(iii)Require the Defaulting Contributing Shareholders to pay the Unpaid Amount of Capital Contribution to the Company, and pay 0.03% of the Unpaid Amount of Capital Contribution to the other party for each day of delay; or

(iv)Terminate the Agreement in accordance with Article 21.3(a).

For the avoidance of ambiguity, the above remedies are cumulative and can be exercised separately or simultaneously by the exercising party, without affecting the

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exercising party's ability to obtain other remedies under the Agreement and Chinese law.

(b)When exercising their rights under Article 5.6(a)(i), each party shall:

(i)Ensure that each director of itself and its delegates votes in favor of the changes in the equity of the parties;

(ii)Sign the equity transfer agreement and amend the Agreement and the Company's Articles of Association to reflect the changes in the equity of the parties;

(iii)Cooperate to obtain all necessary approvals from the relevant government departments for the changes in the equity of the parties; and

(iv)Provide all other reasonable assistance required for the changes in the equity of the parties.

(c)When a party exercises its rights under Article 5.6(a)(ii), each party shall ensure that each of its director and its delegates votes in favor of not distributing funds to the party that has not paid in its capital contribution or other amounts that the Company shall pay to that party, but not exceeding the amount of the Unpaid Amount of Capital Contribution.

6.Use of Funds

The funds paid by the parties in accordance with Article 5.4 shall be used for the operation and development of the Company's main business. Any other use of the funds by the Company shall obtain prior written approval from the Board of Directors. Without prior written approval from the Board of Directors, the funds paid by the parties in accordance with Article 5.4 shall not be used to repay any debts of the Company or any debts of any shareholder, director, officer, employee, or their respective affiliates of the Company.

7.Board of Shareholders

1.1Composition of the Board of Shareholders

(a)The Board of Shareholders is composed of all shareholders ('Board of Shareholders').

(b)The Board of Shareholders is the highest authority of the Company, with the powers and authorities provided under the Company Law and other applicable laws.

1.2Frequency of Shareholders' Meeting

The Company shall convene a general meeting of shareholders once in each fiscal year as the annual general meeting, and the period from one annual general meeting to the next annual general meeting shall not exceed 15 months. Subject to applicable legal requirements, the extraordinary general meeting of shareholders shall be convened when requested and convened by the Board of Directors or convened separately in accordance with applicable laws.

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1.3Notice of Shareholders' Meeting

Each shareholder shall be entitled to receive written notice of any shareholders' meeting of the Company, which shall reasonably and specifically state the time, date, location, and agenda of the meeting. Such written notice shall be sent to the address of the shareholder as stated in the Company's shareholder register at least fifteen (15) days before the convening of the extraordinary general meeting (or at least twenty-one (21) days before the convening of any annual general meeting) (or subject to applicable laws, if special circumstances require a shorter period, such shorter period shall be reasonably required by the specific circumstances and agreed upon by the shareholders).

1.4Written Resolutions

A written resolution made by shareholders, if signed and approved by all shareholders, shall be deemed validly passed.

1.5Resolutions of Board of Shareholders
The Board of Shareholders is the highest authority of the Company, deciding on major issues of the Company, including:

(a)Decide on the Company's business policies and investment plans;

(b)Elect and replacing directors and supervisors who are not represented by employees;

(c)Deliberate and approve the report of the Board of Directors;

(d)Deliberate and approve the report of the supervisory board or supervisor;

(e)Deliberate and approve the Company's annual financial budget plan and final accounts plan;

(f)Deliberate and approve the audited financial statements of the Company;

(g)Deliberate and approve the profit distribution plan and loss compensation plan of the Company;

(h)Decide on the remuneration of directors and supervisors (only for their positions as directors and supervisors);

(i)Make resolutions on increasing or decreasing the registered capital of the Company;

(j)Make resolutions on the merger, division, dissolution, liquidation, suspension of business, or change of Company form of the Company;

(k)Amend the Company's Articles of Association;

(l)Make resolutions on issuing corporate bonds;

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(m)Decide on the Company's private equity financing, equity incentive plans involving equity changes, initial public offerings, and other listing schemes;

(n)Decide on any major changes, significant deviations, any suspension or termination of the Company's main business, or the sale, transfer, or disposal of assets (including intangible assets such as intellectual property) with a cumulative book value exceeding RMB 50 million in the current year;

(o)Decide on the licensing of any important intellectual property of the Company to a third party with competitive relationship with any shareholder;

(p)Other powers stipulated in the Company's Articles of Association.

Shareholders exercise voting rights at the shareholders' meeting in proportion to the subscribed registered capital. A resolution of the Board of Shareholders shall be passed by more than half of the voting rights represented by the shareholders, and resolutions on items (i) to (p) above shall be approved by shareholders representing more than two-thirds of the voting rights. Regarding matters approved by the Board of Shareholders, the parties shall cooperate to take necessary actions in a timely manner, sign necessary documents, in order to facilitate the effective implementation and realization of the relevant matters.

1.6Meeting Minutes

The shareholders' meeting shall be conducted in Chinese, and the meeting minutes shall be prepared and kept in Chinese. The shareholders' meeting shall produce complete and accurate meeting minutes. Any shareholders’ meeting minutes shall be signed by the attending shareholders or their authorized representatives, and shall be distributed to all shareholders within twenty (20) working days after the end of the shareholders’ meeting. The shareholders’ meeting minutes book shall be kept at the Company's headquarters for inspection by any shareholder and/or representative during working hours.

8.Board of Directors

1.1Composition of the Board of Directors

(a)The Board of Directors consists of five (5) directors, with smart appointing three (3) directors ("smart’s directors") and ECARX appointing two (2) directors ("ECARX’s Directors").

(b)Each party shall appoint directors by sending notice to the other party and the Company. The parties shall vote in favor of the appointment of the other party's directors at a properly convened shareholders' meeting.

(c)The term of office of a director is three (3) years, and upon expiration of the term, re-election is possible.

(d)Any party may at any time send notice to the other party and the Company to replace any director appointed by it. The party replacing its appointed director shall be responsible

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for paying any compensation for losses incurred by the director or any other claims made by the director due to his replacement.

(e)If a director retires, resigns, becomes ill, loses capacity, dies, or if the appointing party replaces the director, resulting in a vacancy on the Board of Directors, the appointing party shall appoint a successor director within thirty (30) working days after any of the above events occur to complete the term of office of the director, and shall notify the other party and the Company of such changes. If the replacement or resignation of such director results in the inability to reach the statutory number of directors on the Board of Directors, the replacement or resignation shall take effect upon the appointment of the next director or the appointment of the next director.

(f)Directors shall fulfill their duties prudently and diligently.

(g)Directors shall not receive any remuneration or compensation from the Company for performing their duties as directors, but all reasonable expenses incurred in performing their duties as directors, including accommodation and transportation expenses for attending board meetings, shall be borne by the Company.

(h)The Company shall indemnify each director for all rights claims and liabilities incurred by the directors in performing their duties as directors, provided that any act or omission of the director causing such claims and liabilities does not constitute intentional misconduct, gross negligence, or violation of criminal law.

(i)At each board meeting, each director personally attending or represented by a proxy shall have one vote. The Board Chairman shall not have the right to cast a second vote or a deciding vote.

1.2Board Chairman

The Board of Directors shall appoint one (1) Board Chairman, appointed by smart. ECARX’s Directors shall vote in favor of smart's appointment of the Board Chairman at a properly convened board meeting.

1.3Board Resolutions

The Board of Directors is responsible for making major decisions on the daily operation of the Company, including:

(a)Convene shareholders’ meetings and reporting to the Board of Shareholders;

(b)Implement shareholder resolutions;

(c)Formulate the Company's business policies and investment plans;

(d)Formulate the Company's annual financial budget plan and final settlement plan;

(e)Formulate the Company's profit distribution plan and loss compensation plan;

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(f)Formulate the plan to increase or decrease the registered capital of the Company and issue corporate bonds;

(g)Formulate the plan for company merger, division, dissolution, or change of company form;

(h)Decide on the establishment of internal management institutions within the Company;

(i)Decide to appoint or dismiss the CEO of the Company;

(j)Decide to appoint or dismiss the Chief Technology Officer (CTO), Chief Financial Officer, and other Senior Executives of the Company;

(k)Establish the basic management system of the Company;

(l)Approve any purchase, acquisition, sale, transfer, lease, or disposal of company assets exceeding RMB 6 million in a single contract (excluding payments within the approved annual business plan, investment plan, and financial budget by the Board of Shareholders);

(m)Approve the capital expenditure of the Company exceeding RMB 6 million in a single expenditure (excluding payments within the approved annual business plan, investment plan, and financial budget by the Board of Shareholders);

(n)Sign, substantially amend, or terminate any sales contracts and other commercial contracts that are binding on the Company with a single amount exceeding RMB 6 million (excluding projects approved by the Board of Shareholders in the annual business plan, investment plan, and financial budget);

(o)Determine the compensation of Senior Executives such as the CEO, CTO, and CFO;

(p)Appoint or dismissing the accounting firm responsible for auditing, and making resolutions on major changes to the audit policies of the Company and Group Members;

(q)Provide guarantees or guarantees to third parties (except as required by law to be approved by the Board of Shareholders);

(r)Approve the commencement or resolution of any litigation, arbitration, or other legal proceedings or claims related to a total amount exceeding RMB 2 million.

(s)Approve the related party transaction management system for the Company and Group Members (such system shall require that all related party transactions in which all Company and Group Members participate shall comply with the principle of fair and reasonable pricing), and approval of related party transactions requiring approval of the Board of Directors in accordance with the Company's related party transaction system;

(t)Approve the Company and Group Members' acquisition activities, establishment or dissolution of subsidiaries, branches, or other types of branches within or outside China

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(excluding the establishment of subsidiaries for the purpose of facilitating the management of employee labor contracts or social security contributions);

(u)Sign, amend terminate, or terminate any Ancillary Agreements;

(v)The Company obtains loans totaling no more than 100 million yuan from shareholders or any third party (including Senior Executives or employees of the Company), or the Company provides loans totaling no more than 100 million yuan to shareholders or any third party;

(w)The Company obtains loans totaling more than 100 million yuan from shareholders or any third party (including Senior Executives or employees of the Company), or the Company provides loans totaling more than 100 million yuan to shareholders or any third party; and

(x)Matters stipulated by Chinese laws, Articles of Association, provisions of the Agreement, or authorized by the Board of Shareholders.

Voting on resolutions of the Board of Directors shall be one vote per person. Resolutions of the Board of Directors must be approved by more than half (excluding half) of all directors, and resolutions related to items (l), (m), (n), (q), (t), (u), and (w) above must be unanimously agreed by all directors. For matters approved by the Board of Directors through effective voting, the parties shall cooperate and shall ensure that their respective nominated directors cooperate and take necessary actions in a timely manner, sign necessary documents to ensure the effective implementation and realization of the relevant matters.

1.4Board Meeting

(a)Notice of Board Meetings

(i)The Board Chairman may convene a meeting of the Board of Directors and shall give notice to all directors at least ten (10) working days in advance. Board meetings shall be held at least twice a year.

(ii)Two (2) or more directors may notify the Board Chairman to convene a board meeting, and the Board Chairman shall give notice to other directors at least ten (10) working days in advance.

(iii)The first board meeting shall be held within forty-five (45) working days after the date of establishment or any other date agreed upon by the parties, and shall be convened by the Board of Directors with the following resolution:

(A)The company organization structure agreed by the parties; and the appointment of Senior Executives in accordance with Article 10;

(B)The signing of all Ancillary Agreements;

(C)The initial business plan; and

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(D)Other matters deemed necessary by the parties.

(b)Notification

(i)The ten (10) working days' notice period referred to in Article 8.4(a)(i) may be waived by unanimous written consent of all directors, or if all directors (including proxies) are present at the board meeting, it shall be deemed waived.

(ii)Notice of a board meeting must be accompanied by a written agenda, reasonably detailing the matters to be raised and discussed at the board meeting and their supporting documents (if any).

(iii)Each director may give notice to other directors at least five (5) working days in advance of the date of planned board meeting, requesting discussion of additional proposals at the planned board meeting, which additional proposals shall reasonably detail the additional matters and provide relevant supporting documents (if any).

(c)Proxy

(i)Any director may appoint another director as his proxy in writing to vote at a board meeting, but such appointment must be made in writing and submitted to the Board Chairman meeting at or before the meeting. In addition to the voting rights as a director, an agent is entitled to be counted for the purpose of a quorum and to exercise the voting rights of the director appointed by them.

(ii)Each absent director's agent shall have full power and authority to represent the director in all matters decided by the Board of Directors within their scope of authority, and shall be binding on the director appointed by them.

(d)Venue and Telephone Meetings

Any meeting of the Board of Directors shall be held at the Company's principal place of business or at any other location agreed upon by all directors. Board meetings may be held by telephone, video conference, or other means, provided that all participants can hear each other clearly and are present throughout the meeting.

(e)Written Resolutions

The Board of Directors may replace the convening of a board meeting with a written resolution, but the written resolution must be signed by all directors.

(f)Meeting Minutes

Board meetings shall be conducted in Chinese. Meeting records shall be made and kept in Chinese. The Board of Directors shall ensure the preparation of complete and accurate meeting records. Any board meeting records shall be signed by all directors

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or their agents, and shall be distributed to all directors immediately after the meeting but no later than twenty (20) working days after the end of the board meeting. The minutes of the board meetings shall be kept at the Company's headquarters for any director and/or representative to review during working hours.

1.5Deadlock

(a)If the Board of Directors fails to pass a resolution on any of the matters listed in clauses (l), (m), (n), (q), (t), (u), and (w) of Article 8.3, and if a deadlock occurs on such matter at the second board meeting convened within fifteen (15) working days after the matter was first submitted for discussion at a board meeting, then it shall be deemed that a deadlock has occurred ('Deadlock').

(b)In the event of a Deadlock, the Board of Directors shall immediately refer the Deadlock to the respective Chief Executive Officers or equivalent Senior Executives of the parties for resolution through consultation. The respective Chief Executive Officers or authorized Senior Executives of smart Group and ECARX Group shall make efforts to reach an agreement on the resolution of the Deadlock within fifteen (15) working days after the Deadlock is referred. If the CEO or authorized Senior Executives reach an agreement within fifteen (15) working days after the deadlock is submitted, each party shall ensure that its appointed directors vote in favor of resolving the deadlock at the subsequent board meeting.

(c)If the CEO or authorized Senior Executives fail to reach an agreement within fifteen (15) working days as per Article 8.5(b) above, the relevant proposal shall be deemed not approved by the Board of Directors.

9.Supervisors

1.1The Company shall appoint two (2) supervisors, with each party having the right to appoint one (1) supervisor. smart shall vote in favor of the supervisors appointed by ECARX at the duly convened shareholders' meeting.

1.2Each party shall promptly notify the Company and the other party when appointing a supervisor to the Company.

1.3The term of office of the supervisor is three (3) years, and can be re-elected by the appointing shareholder.

1.4Supervisors shall have the powers stipulated by Chinese laws, including but not limited to:

(a)Inspect the Company's finances;

(b)Supervise the actions of directors and Senior Executives in performing their duties, and proposing dismissal of directors or Senior Executives who violate laws, administrative regulations, Articles of Association, or resolutions of the Board of Shareholders.

(c)When the actions of directors or Senior Executives damage the interests of the Company, they shall be required to correct them;

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(d)Propose to convene an extraordinary general meeting of shareholders, and convene and preside over the shareholders’ meeting when the Board of Directors fails to fulfill the duty of convening and presiding over the shareholders’ meeting;

(e)Propose motions at the shareholders’ meeting;

(f)Bring lawsuits against directors or Senior Executives;

(g)Other powers stipulated in the Articles of Association.

1.5Supervisors have the right to attend board meetings (but without voting rights) and to question or make suggestions on the resolutions of the Board of Directors. Supervisors can conduct investigations if they find abnormal business operations of the Company; if necessary, they can hire accounting firms to assist in their work, and the expenses shall be borne by the Company.

1.6Supervisors do not receive any remuneration during their term of office, and the Company does not pay any fees to supervisors. However, reasonable expenses incurred in performing the duties of supervisors shall be borne by the Company.

1.7The Company will compensate supervisors for all claims and liabilities incurred by them in performing their duties as supervisors, provided that any act or omission of the supervisor that gives rise to such claims and liabilities does not constitute intentional dereliction of duty, gross negligence, or violation of criminal law.

10.Senior Executives

1.1Management Team

(a)The Company's management team includes the following positions ("Senior Executives"):

(i)One (1) Chief Executive Officer ("CEO") nominated by smart, responsible for the day-to-day management of the Company, except for matters requiring approval from the Board of Shareholders and the Board of Directors;

(ii)One (1) Chief Technology Officer ("CTO") nominated by ECARX, responsible for the Company's technical research and development and support;

(iii)One (1) Chief Financial Officer nominated by smart, responsible for the Company's finance, accounting, and taxation;

(iv)One (1) Financial Internal Control Officer nominated by ECARX, responsible for the Company's internal controls.

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(b)Unless otherwise provided by the Company Law or the Articles of Association, the powers not granted to the Board of Shareholders or the Board of Directors shall be decided and exercised by the CEO, including but not limited to:

(i)Oversee the Company's production and operation management, organizing the implementation of resolutions of the Board of Shareholders and the Board of Directors;

(ii)Organize the implementation of the Company's annual business plan and investment plan;

(iii)Draft the plan for the establishment of the Company's internal management structure;

(iv)Formulate the basic management system of the Company;

(v)Establish specific rules and regulations for the Company;

(vi)Decide on the appointment or dismissal of Senior Executives other than those appointed or dismissed by the Board of Directors;

(vii)Approve any purchase, acquisition, sale, transfer, lease, or disposal of Company assets with a single contract amount below 6 million RMB;

(viii)Approve the Company's capital expenditures with a single expenditure amount below 6 million RMB;

(ix)Sign, substantially modify, or terminate any sales contracts and other commercial contracts with a single amount below 6 million RMB;

(x)Approve any litigation, arbitration, or other legal proceedings or claims with a total amount less than or equal to 2 million RMB;

(xi)Other matters stipulated in the Articles of Association, the Agreement, or authorized decisions by the Board of Shareholders or Board of Directors;

(c)The CEO may delegate his authority to other Senior Executives or heads of relevant business departments according to the authorized decision-making system;

(d)Each Senior Executive is entitled to attend board meetings;

1.2Appointment of Senior Executives

(a)smart has the right to nominate qualified candidates to the Board of Directors and be appointed as CEO upon notification to the Board of Directors.

(b)ECARX has the right to nominate qualified candidates to the Board of Directors and be appointed as CTO upon notification to the Board of Directors.

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(c)smart has the right to nominate qualified candidates to the Board of Directors and be appointed as Chief Financial Officer upon notification to the Board of Directors.

(d)ECARX has the right to nominate qualified candidates to the Board of Directors and be appointed as Chief Financial Internal Control Officer upon notification to the Board of Directors.

(e)All Senior Executives shall be appointed with the approval of the Board of Directors. Subject to the company's Articles of Association, the Agreement and applicable legal provisions, the parties shall ensure that their respective appointed directors appoint the Senior Executives nominated by the nominating party before their appointment is approved, and without the consent of the nominating party, the Board of Directors shall not dismiss or replace such Senior Executives at will.

1.3Term of Office

(a)The term of office for each Senior Executive is three (3) years, and can be reappointed by the Board of Directors.

(b)If there is a vacancy in the management team due to the retirement, resignation, illness, incapacity, or death of any Senior Executives, or if the Board of Directors dismisses the Senior Executives, the original nominating party of the Senior Executives has the right to nominate a successor within thirty (30) working days after any of the above events occur, to complete the remaining term of office of the Senior Executives.

1.4Annual Business Plan

The CEO and CTO shall jointly develop and submit a draft annual business plan for the next fiscal year to the Board of Directors no later than the end of each fiscal year. The Board of Directors shall decide on the draft annual business plan within twenty (20) working days after receiving the draft or at any other time agreed by the Board of Directors after its approval of revisions.

11.Equity Transfer

1.1Restrictions

(a)Unless expressly permitted by the Agreement or mutually agreed upon by the parties, neither party shall transfer any of its equity.

(b)Without the prior written consent of the other party, neither party shall enter into any agreement with any entity regarding the rights of any director appointed under the Agreement or the exercise of the rights of any director appointed by it.

1.2Lock-up

Subject to Articles 11.3 and 21, neither party shall transfer any shares to any entity during the Operation Period of the Company without the prior written consent of the parties.

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1.3Permitted Transfers

(a)Notwithstanding any provision to the contrary in the Agreement, each party may transfer all or part of its shares to its affiliates upon at least ten (10) working days' prior notice to the other party, provided compliance with the other provisions of Article 11.3. The notice shall specify the name of the assignee’s affiliate, the jurisdiction of its establishment and registered address, as well as the name of the legal representative or authorized representative of the assignee’s affiliate, provided that (i) the assignee’s affiliate shall pass compliance checks conducted by the other party in accordance with its group policies and comply with applicable antitrust laws; (ii) the assignee’s affiliate has signed the equity transfer agreement and other necessary documents; and (iii) the assignor shall continue to ensure that the assignee’s affiliate properly fulfills its obligations under the Agreement.

(b)If one party transfers all or part of its equity to its affiliate in accordance with Article 11.3 of the Agreement, the other party shall be deemed to have agreed to such transfer and waived its preemptive rights to purchase, and shall cooperate in a timely manner to sign all necessary documents and take all necessary actions to complete the transfer.

(c)If one party transfers part of its equity to its affiliate, the affiliate and the assignor shall be jointly considered as one party under the Agreement.

(d)If the assignee’s affiliate is no longer an affiliate of the assignor, the assignee’s affiliate (and/or any subsequent assignee of the assignee’s affiliate) must immediately transfer all its equity back to the original assignor or another designated affiliate of the original assignor. In this case, the original assignor or its designated affiliate shall immediately deliver to the non-assignor and the Company a commitment letter signed in accordance with Article 11.7. Failure to transfer back the equity in accordance with the provisions of Article 11.3(d) within sixty (60) days after the assignor ceases to be an affiliate will constitute a material breach of the Agreement, and the non-assignor shall be deemed as the Non-defaulting Party defined in Article 21.3, and shall therefore have the right to terminate the Agreement and exercise its call option or put option in accordance with Article 21.4.

1.4Pre-emptive Right

(a)Subject to compliance with the provisions of Articles 11.1, 11.2, and 11.3, either party may only transfer all or part of its equity (“Sale of Equity”) to a Third-party Buyer (“Third-party Buyer”) upon receipt of an offer (“Offer”), which includes the material terms and conditions of the offer to purchase such equity (including the purchase price and proposed completion date).

(b)If the assignor receives an offer it wishes to accept, it must immediately provide written notice (“Notice of Transfer”) to the non-assignor, proposing to transfer the sold equity to the non-assignor or its designated party at the same cash price and not less favorable terms and conditions as set forth in the offer.

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(c)The notice of transfer must specify:

(i)The intention of the assignor to sell equity;

(ii)The proposed amount of equity to be sold;

(iii)The proposed price and main terms and conditions of the transfer;

(iv)The identity of the Third-party Buyer, as well as the identity of the ultimate beneficial owner of the trust if acting as a trustee; and

(v)Any other details of the offer that the non-assignor may reasonably request.

(d)The non-assignor shall notify the assignor within forty (40) working days from the receipt of the notice of transfer ('Acceptance Period') whether it wishes to purchase or designate a related party to purchase the shares sold. If the non-assignor chooses to exercise its preemptive rights, it shall purchase in accordance with the terms and conditions specified in the notice of transfer, and the assignor must sell and transfer the shares sold in accordance with the terms and conditions specified in the notice of transfer.

(e)If the non-assignor fails to notify the assignor of its intention to purchase the saled shares within the acceptance period, the non-assignor shall be deemed to have agreed to the proposed transfer to the Third-party Buyer identified in the notice of transfer. Subsequently, the assignor may sell and transfer the sold shares to the Third-party Buyer in accordance with the terms and conditions specified in the notice of transfer.

1.5Tag-along right

Despite any contrary provisions of the Agreement, each party has a tag-along right in respect of the shares held by the other party. Pursuant to such tag-along right, if one party intends to transfer all or part of the shares it holds to a bona fide Third-party Buyer, without the non-assignor exercising the preemptive purchase right provided for in Article 11.4, the assignor shall cause the Third-party Buyer to make an offer to the non-assignor to purchase some or all of the shares it holds ('Tag-along Offer'), the terms of which shall not be less favorable than the terms provided by the Third-party Buyer to the assignor. The amount of shares sold by the non-assignor to the Third-party Buyer shall not exceed the number of shares sold multiplied by a fraction, the numerator of which is the shares held by the party exercising the tag-along right on the date of the notice of transfer, and the denominator is the total shares held by the parties on the date of the tag-along offer. If the Third-party Buyer fails to make a tag-along offer to the non-assignor in accordance with Article 11.5, the Third-party Buyer shall have no right to complete the transfer, and the parties shall cause the Company not to register any share changes related to such transfer. If the non-assignor accepts the tag-along offer, the completion of the transfer by the assignor shall be conditional upon the shares held by the non-assignor being purchased in accordance with the provisions of Article 11.5.

1.6Completion of Transfer

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The parties shall, as soon as reasonably practicable but in no event later than one (1) month after the delivery of the notice of transfer or relevant notice (as the case may be), execute the legal documents relating to the equity transfer under this Article 11, and take all other actions required to be taken in connection with such equity transfer, including making any applications and obtaining all necessary approvals.

1.7Succession of Obligations

Notwithstanding any contrary provision in the Agreement, the assignor shall not transfer any equity under Article 11 unless each assignee has provided the assignor with a legally valid commitment to perform the assignor's obligations under the Agreement and has agreed that the equity being transferred shall be bound by the Agreement and the Articles of Association as if such assignee were an original party to the Agreement.

12.Accounting and Financial Management

1.1Accounting Requirements and Financial Documents

(a)The Company shall maintain complete, fair, and accurate books and records that satisfy the Board of Directors and the parties in accordance with applicable laws and regulations. For clarity, such books and records shall include the Company's individual financial statements and the Company's consolidated financial statements (if necessary).

(b)The Company shall use reasonable and advanced information technology to record its business processes, including connections with the parties' information technology systems (if necessary). The Company shall use RMB as the accounting unit and functional currency for its daily financial accounting.

(c)The Company's financial statements and reports shall be prepared and recorded in both Chinese and English, including but not limited to the main accounting records and accounting guidelines.

(d)The Company shall adopt the calendar year as its fiscal year ('Fiscal Year'), however, the Company's first fiscal year shall be from the date of issuance of the Company's first business license to December 31 of the same year.

1.2Financial Information and Budget

(a)The Chief Financial Officer shall prepare and submit the following information to the Board of Directors and the parties as soon as reasonably practicable but no later than the dates described below:

(i)Unaudited monthly management reports, including (A) detailed income statements, balance sheets, cash flow statements, and (B) analysis comparing performance to budget after the end of each month.

(ii)Subject to the approval of the Board of Directors and compliance with the applicable merger reporting requirements for smart, the Chief Financial Officer shall, at the request of the parties and in accordance with their

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respective financial closing schedules (as may be amended from time to time), provide monthly (individual and/or consolidated) income statements, balance sheets, cash flow statements, statement of changes in equity, and management reports (if applicable, including detailed breakdown by department or project) to the parties;

(iii)Subject to the approval of the Board of Directors and compliance with the applicable merger reporting requirements for smart, the parties shall cause the Company to prepare income statements, balance sheets, cash flow statements, equity statements, and management reports on an individual and/or consolidated basis in accordance with the generally accepted accounting principles adopted by the parties (including their specific accounting interpretations and regulations (guidance)), but each party shall provide guidance to the Chief Financial Officer, Financial Controller, and other employees of the Company on the applicable accounting principles;

(iv)Before the end of each Fiscal Year, provide a draft financial budget for the Company's next Fiscal Year, which shall be broken down monthly and include cash flow forecasts and a balance sheet showing the expected situation of the Company as of the end of the next Fiscal Year;

(v)Within thirty (30) working days after the end of each relevant Fiscal Year, provide unaudited financial statements for the Company (individual and/or consolidated); and

(vi)Within three (3) months after the end of each Fiscal Year or at any other time approved by the Company's CEO, provide audited financial statements (individual and/or consolidated) for that Fiscal Year as well as reviewed/audited financial reports; and any other information regarding the Company's business or financial condition that either party may reasonably request or provide for tax purposes inside and outside of China.

(b)The Company shall provide necessary information and data required by any relevant government agency or any government department of any party to meet regulatory requirements.

1.3Audit

The Board of Directors shall engage a well-known accounting firm to conduct annual examination and statutory audit of the Company's financial statements, issue relevant certificates and reports, and assist in preparing and co-signing annual financial statements and other documents, certificates or statements required by Chinese law to be examined and certified by accountants registered in China. In addition, the well-known accounting firm shall audit the annual reports provided to the parties within the scope required for reporting. The cost of engaging a well-known accounting firm shall be borne by the Company.

1.4Independent Audit

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(a)Upon reasonable notice, each party shall have the right to engage a registered accountant in China to conduct a financial audit and examination of the Company's financial statements (including related party transactions) once a year, and the Company and the party not appointing the accountant shall cooperate with such accountant. Such accountant shall have full access to the Company's personnel and financial records, provided that the audit shall not unduly interfere with the Company's business operations, and the accountant shall keep confidential all documents reviewed during the audit. All expenses of such financial audit and examination shall be borne by the party appointing the accountant.

(b)Either party may, at its own expense, appoint one or more internal auditors (who are not employees of the Company) to conduct an audit of the Company not more than once a year (including financial and operational audits). The auditors shall have full access to the personnel and financial records of the Company, provided that such audits shall not unduly interfere with the Company's business operations, and the auditors shall keep confidential all documents and information reviewed during the audit (including but not limited to personal information).

13.Profit Distribution

1.1Legal Accumulation Fund

The Company shall allocate ten percent (10%) of its profits to the legal accumulation fund in accordance with applicable laws. When the cumulative amount of the Company's legal accumulation fund exceeds fifty percent (50%) of the registered capital of the Company, the Company may no longer allocate to the legal accumulation fund.

1.2Limitation on Dividends

If any losses from previous years have not been offset within the current Fiscal Year, dividends shall not be declared or distributed.

1.3Rules for Dividend Distribution

(a)Subject to compliance with Article 13.2, the Company shall distribute profits that are legally distributable to the parties in each Fiscal Year in proportion to their respective paid-up registered capital, after making reasonable provisions approved by the Board of Shareholders.

(b)In determining the profit distribution scheme for each Fiscal Year of the Company, the following matters shall be taken as prerequisites, except for the legal accumulation fund extracted in accordance with Article 13.1:

(i)The Company's funding requirements for implementing its business plan;

(ii)Expected cash flows specified in the business plan and financial budget; and

(iii)The need to maintain a good financial condition of the Company in principles of prudent financial management.

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(c)Subject to and without prejudice to the general principles under other provisions of Article 14 (especially Articles 13.3(b)(i) to (iii)), and subject to applicable laws and regulations as well as approval of the Board of Shareholders, if the Company has made a profit in a certain financial year, in the second year of that profitable financial year, subject to the condition that the statutory reserve fund is withdrawn, losses are offset, and the cash flows generated from operating and investing activities of the Company in the current year are positive, the Company shall distribute undistributed profits of the Company according to the proportion of shares held by the shareholders in the Company. The parties agree that each party shall and shall ensure that their appointed directors pass the Company's profit distribution plan at the formal board meeting or shareholders' meeting.

14.Financing

1.1The Company shall conduct financing and business operations as an independent entity separate from the parties, and shall bear the responsibility and risks related to the operation of the Company (including but not limited to foreign exchange risks) on its own.

1.2Unless otherwise agreed in the Agreement or provided by one party with guarantees, mortgages, or other financial support for the benefit of the Company, any guarantees, mortgages, or other financial support provided by the parties for the benefit of the Company shall be subject to the agreement of the parties and shall be shared by the parties in proportion to their respective equity interests in the Company (regardless of whether such financing has joint nature or other terms and conditions imposed by third-party lenders on such financing). The interest rate for any shareholder loans shall be determined with reference to the interest rate of comparable commercial bank loans.

1.3Subject to the provisions of Article 7.5 of the Agreement (Matters requiring shareholder resolution), the following matters require the consent of shareholders representing more than two-thirds of the voting rights, provided that neither party may unreasonably refuse or delay consent to the following matters:

(a)The location, valuation, and issue price of the Company's initial public offering;

(b)The total amount, type, and valuation of the Company's private equity financing; and

(c)The total amount, term, and interest rate of any bonds issued by the Company.

15.Taxation

(a)The Company shall make appropriate declarations and pay taxes and import duties in accordance with applicable laws (including but not limited to withholding taxes, customs duties, and import value-added tax). With the approval of the Board of Directors, the Company may engage a well-known accounting firm to review all tax returns and related materials of the Company and its subsidiaries (if any), with the expenses borne by the Company or its subsidiaries (if applicable), provided that such review shall not unduly interfere with the business operations of the Company or its subsidiaries (if applicable).

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If either party requests such tax review, the expenses of such review shall be borne by the requesting party.

(b)The Company shall properly keep declaration records (including tax returns, tax payment certificates, and other relevant documents) in accordance with tax regulations. The parties have the right to access such declaration records.

(c)The Company shall take necessary measures to obtain various tax incentives in accordance with applicable laws, regulations, or government policies (if any).

16.Change of Law

If the promulgation of any new laws after the signing date or any amendments or interpretations of any existing laws ('Change of Law') have a material adverse effect on the economic interests related to the establishment and operation contemplated by either party with the Company, or its rights and interests under the Agreement, the parties shall promptly negotiate in good faith and use their best efforts to make necessary adjustments to the Agreement, Ancillary Agreements, and other agreements and documents contemplated under the Agreement (if applicable), to maximize the protection of the economic interests and corporate governance rights of each party arising from the Agreement, so that they are not inferior to the economic benefits and corporate governance rights that each party shall have obtained or enjoyed under such Change of Law, and to maximize the realization of the intentions of the parties at the time of signing the Agreement. However, if there is a change in the equity of the parties, the economic benefits and corporate governance rights of the parties after the transaction shall also be adjusted accordingly. If the material adverse effect of Change of Law on the economic interests or corporate governance rights of one party continues to exceed one hundred and eighty (180) days, and the parties cannot reach an agreement on the adjustment of the Agreement through good-faith negotiations, the parties may discuss potential solutions, including but not limited to mutually agreeing to terminate the Agreement.

17.Restrictive Clauses

1.1Non-competition Obligations

(a)During the period in which ECARX holds any equity interest in the Company and for a period of three (3) years thereafter, ECARX shall not develop, manufacture, or distribute any electric vehicles or other complete vehicle products in China.

(b)During the Operation Period of the Company, if ECARX or any affiliate of ECARX intends to collaborate with a third party (whether through investment in such third party or establishment of a joint venture with such third party) to develop, produce, or distribute any electric vehicles or other complete vehicle products outside of China, smart and its affiliates shall have the right of first negotiation to enter into such collaboration with ECARX (or ECARX shall cause its affiliates to do so) on equal terms and conditions.

(c)During the Operation Period of the Company, if smart or any affiliate of smart intends to collaborate with a third party (whether through investment in such third party or establishment of a joint venture with such third party) to design, produce, or sell

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automotive intelligent cockpit products outside of China, ECARX and its affiliates shall have the right of first negotiation to enter into such collaboration with smart (or smart shall cause its affiliates to do so) on equal terms and conditions.

1.2Non-Solicitation Clause

Unless otherwise agreed in writing by the other party, as long as either party holds any equity interest in the Company and for a period of three (3) years thereafter, such party shall not, and shall cause its affiliates not to, directly or indirectly solicit, induce, or otherwise propose to employ the following individuals or negotiate with respect to their employment:

(a)Any employee of the other party or any of its affiliates; or

(b)Prior to becoming an employee of the Company, not employed by any Company managed or operated by the other party or any of its affiliates;

Unless in the circumstances described in (a) and (b) above, (i) such employee has been separated from his or her employment with the other party, its affiliates, and the Company for a continuous period of six (6) months; or (ii) such employee responds to a public recruitment advertisement of either party or its affiliates.

1.3Intellectual Property

(a)Subject to the terms and conditions set forth in the relevant Ancillary Agreements, and unless otherwise agreed in writing, the Company shall own the following intellectual property: (i) any intellectual property developed or conceived independently by the Company (including Company employees or agents) in the course of its business operations; and (ii) any intellectual property developed or conceived with funding from the Company.

(b)Without the approval under Articles 7.5 and 8.3 of the Agreement, the Company shall not license, transfer, or dispose of the intellectual property owned by the Company to any third party.

(c)The parties shall make best efforts to ensure that the Company enters into formal labor contracts with all its employees, including customary and reasonable labor contracts, confidentiality agreements, intellectual property transfer agreements, and non-compete agreements, to ensure that all intellectual property created by the Company's employees related to the business is exclusively owned by the Company, and the benefits of such intellectual property shall be enjoyed by the Company and belong to the Company's property.

18.Confidentiality

1.1Confidential Information

For the purposes of the Agreement, 'Confidential Information' means all information disclosed by one party or the Company ('Disclosing Party') to the other party ('Recipient')

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before or after the date of signature (whether in writing, orally, or otherwise, whether directly or indirectly) that is not in the public domain, including any information about the Disclosing Party's technology, products, operations, procedures, formulas, customer lists, data, various business and management models, software, plans or intentions, pricing, product information, trade secrets, market opportunities, and business affairs.

1.2Confidentiality Obligations

Subject to the provisions of Article 18.4 below, during the Operation Period of the Company and for a period of five (5) years from the date of termination or expiration of the Agreement for any reason, the recipient of any confidential information shall:

(a)Keep the confidential information confidential;

(b)Not disclose the confidential information to any third party without the prior written consent of the disclosing party; and

(c)Not use the confidential information for any purpose other than to fulfill its obligations under the Agreement.

1.3Permitted Recipients

During the Operation Period of the Company, the recipient may disclose confidential information to any of its affiliates, directors, employees, contractors, or professional advisors, but only to the extent necessary for the performance of the Agreement and/or any related Ancillary Agreements. However, the recipient shall ensure that it is aware of and complies with all confidentiality obligations of the recipient under the Agreement, as if the recipient were a party to the Agreement.

1.4Exceptions

The obligations under clauses 18.1 to 18.3 do not apply to the following confidential information:

(a)That which enters the public domain not as a result of a breach of the Agreement and/or any related Ancillary Agreements by the recipient or any recipient.

(b)The recipient can prove that it was already aware of the information disclosed by the disclosing party to the recipient before the disclosure to the recipient, and that it meets the reasonable satisfaction of the disclosing party;

(c)Information obtained by the recipient from a third party in a lawful manner; or

(d)Any information required to be disclosed by the recipient under applicable laws, rules of securities exchanges, court orders, or requests from any government department, but the recipient shall notify the disclosing party before disclosing any information or documents, disclose such information to the minimum extent required by such laws or regulations, and promptly provide the disclosing party with copies of all documents requesting disclosure of such information and disclosing such information.

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1.5Announcement

Without the prior written approval of the other party, neither party (or its affiliates) shall make or issue any announcement or notice related to the existence of the Agreement or the proposed transaction under the Agreement on its own or through a representative. This provision does not affect any announcement or notice required by law or any securities exchange (including disclosures required by applicable laws and/or rules to be complied with by the parties (or their respective affiliates) as stipulated in the Agreement), but the party (or its affiliate) obligated to make an announcement or issue a notice shall consult with the other party before fulfilling such obligation.

1.6Existence

Regardless of the termination of the Agreement, the expiration of the Company's Operation Period, or the transfer of any party's equity, this Article 18 shall remain effective for the parties.

19.Operation Period

1.1Operation Period

The Operation Period of the Company shall be twenty (20) years from the date of establishment, and may be extended in accordance with the provisions of Article 19.2.

1.2Renewal

If the parties agree to renew the Company's Operation Period through consultation, each party shall vote in favor and shall ensure that their appointed directors vote in favor of the extension of the Company's Operation Period. The Board of Shareholders and the Board of Directors shall unanimously approve such extension. Thereafter, the Company shall apply for approval or registration of such extension with the relevant government departments at least six (6) months before the expiration of the Company's Operation Period.

20.Termination

1.1Termination

In the event of the following occurrences (whichever occurs earlier), the Agreement shall terminate:

(a)Unless renewed in accordance with Article 19.2, the Operation Period expires;

(b)The parties agree to terminate the Agreement in writing; or

(c)Either party terminates the Agreement in accordance with Article 20.2 or Article 20.3.

1.2Unilateral Termination by Either Party

Subject to negotiation by the parties under Article 20.4(a), either party may send a written notice to the other party to unilaterally terminate the Agreement within thirty (30) days after becoming aware of the following termination event:

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(a)The Company has been in serious losses for four (4) consecutive years, and the parties cannot reach a mutually satisfactory agreement on improving the Company's financial situation. For the avoidance of doubt, the Company shall be deemed to have incurred serious losses if it meets both of the following criteria in a financial year (each criterion calculated on a cumulative basis): (i) the return on sales (i.e. profit before interest and taxes divided by net revenue) is less than 0%; and (ii) the cash flow generated from the Company's operating activities is negative.

(b)If the termination of any Ancillary Agreements (except for cases where the termination of the Ancillary Agreements is due to a serious default by either party or their respective affiliates) results in the Company being unable to continue normal operations for a period of six (6) months or any other period that the parties may agree in writing, and the parties have made their best efforts to mitigate the impact of the termination of the Ancillary Agreements on the Company;

(c)If the Board of Shareholders of the Company fails to pass a resolution on a matter at two consecutive shareholders' meetings or if the respective chief executive officers of the parties fail to reach an agreement through negotiation within fifteen (15) working days from the date of deadlock as per Article 8.5(b), and the inability of the Board of Shareholders/Board of Directors (depending on the specific circumstances) to pass the matter causes severe operational difficulties for the Company;

(d)Any entity or government department takes any measures aimed at seizing, compulsory acquisition, expropriation, or nationalization of all or a substantial part of the Company's assets or assets used by the Company in the course of conducting the specified business.

(e)If the impact of force majeure events on the Company continues for more than six (6) months or any other period that the parties may agree in writing, and the parties have each made their best efforts to mitigate the impact of force majeure events on the Company or have started negotiating potential solutions in accordance with Article 23, and the Company is still unable to continue normal operations;

(f)If any government department requests to modify any provision of the Agreement or the Company's Articles of Association in a manner that would have a material adverse effect on the Company or any party;

(g)If the initial investment conditions are not met within fifteen (15) months after the signing date or any other period that the parties may agree in writing; or

(h)If the Company goes bankrupt, dissolves, liquidates, suspends operations, or is unable to repay its debts when due.

1.3Unilateral Termination by the Non-defaulting Party

In the event of any of the following circumstances, the Agreement may be terminated by the Non-defaulting Party giving written notice to the Defaulting Party indicating its intention to terminate the Agreement after unilateral termination in accordance with Article 20.4(b) by mutual agreement:

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(a)Either party (i) materially breaches the Agreement or (ii) materially breaches any Ancillary Agreements, such breach would prevent the purpose of establishing the Company from being achieved or cause material adverse effects on the Company, and such material breach of (i) or (ii) (as the case may be) is not remedied within ninety (90) days after receiving a request for remedy from the other party, the Company, or relevant parties;

(b)Either party undergoes a change of control (for the avoidance of doubt, in the event of a change of control, the party undergoing the change of control shall use commercially reasonable efforts to provide written notice to the other party at least fifteen (15) working days before the change of control (or within three (3) working days after the change of control has occurred)); or

(c)Either party is declared bankrupt, or appoints a Liquidation Committee for its assets or business, or ceases operations, or is unable to repay its debts when due.

Except as expressly provided above, any party under Article 20.3(a) to (c) shall be deemed the 'Defaulting Party' and the other party shall be deemed the 'Non-defaulting Party'.

1.4Negotiated Settlement

(a)If a party issues a notice under Article 20.2 indicating its desire to terminate the Agreement, the parties shall immediately enter into negotiations and make efforts to resolve the issues that led to the issuance of such notice. If a satisfactory dispute resolution solution is not reached within three (3) months after the issuance of such notice, the Company shall proceed with liquidation in accordance with Article 21.

(b)Call Option and Put Option. If the Defaulting Party issues a notice under Article 20.3 indicating its desire to terminate the Agreement, the parties shall immediately enter into negotiations and make efforts to resolve the issues that led to the issuance of such notice. If a satisfactory dispute resolution solution is not reached within three (3) months after the issuance of this notice, the Non-defaulting Party shall have the right to (i) compel the Company to liquidate in accordance with Article 21, or (ii) exercise the following rights to the extent permitted by applicable law under Article 20.5:

(i)The right to purchase the Defaulting Party's equity and to issue a Purchase Notice, with the Defaulting Party required to sell its equity to the Non-defaulting Party at a discount of twenty percent (20%) to the Market Fair Value (as defined below); or

(ii)The right to sell the Non-defaulting Party's equity and to issue a Sales Notice to the Defaulting Party, with the Defaulting Party required to purchase the Non-defaulting Party's equity at a premium of twenty percent (20%) to the Market Fair Value (as defined below);

1.5Purchase and sale Prices

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(a)When issuing a Purchase Notice or Sales Notice under Article 20.4, the price for the transfer of Company equity shall be determined by multiplying the Market Fair Value of the Company by a fraction, the numerator of which is the number of Company equity proposed to be transferred, and the denominator of which is the total number of Company equity outstanding. The Market Fair Value shall be determined as follows:

(i)Within twenty (20) working days after the delivery of the Purchase Notice or Sales Notice as agreed by the parties; or

(ii)If the parties fail to reach an agreement on the Market Fair Value within twenty (20) working days after the delivery of the Purchase Notice or Sales Notice, it shall be determined by an independent appraisal institution ('Independent Appraiser') with international reputation jointly selected by the performing party and the Defaulting Party.

If the parties fail to agree on the appointment of the Independent Appraiser, the parties agree that the Company's independent auditor shall decide on an Independent Appraiser within thirty (30) working days after the matter is submitted to the independent auditor. The selected Independent Appraiser shall be hired by the Company to evaluate the Market Fair Value of the Company. Independent Appraisers shall be hired by the Company to assess the Market Fair Value, with the costs borne by the Company.

(b)Independent Appraisers shall use a combination of asset-based approach, discounted cash flow method, and market comparable method for the evaluation. When determining the basis for such analysis, Independent Appraisers shall refer to the most recent historical financial condition, business and operating budgets and plans, as well as any business and business plans approved by the Board of Directors. Market comparable companies and valuation standards used for such analysis shall be agreed upon by the parties in advance.

(c)After determining the Market Fair Value, the parties shall make their best efforts to cooperate and assist in completing the equity transfer as soon as possible, including but not limited to:

(i)Sign the equity transfer agreement and any other documents required by Chinese law within one (1) month after the determination of Market Fair Value;

(ii)Cause their respective appointed directors to approve the equity transfer by unanimous resolution; and

(iii)Obtain approval for the equity transfer from the relevant government departments (if required).

(d)The equity transfer under clause 20.5(c) above shall be completed within three (3) months after the determination of Market Fair Value.

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(e)Prior to the completion of the equity sale under clause 20.5(c) above, the Company shall use its best efforts to maintain its normal business operations, and neither party shall hinder the Company's operations.

21.Liquidation

1.1Upon the expiration of the Operation Period or termination pursuant to Article 20.1, unless either party initiates the procedures specified in Articles 20.4 and 20.5, the parties shall approve the liquidation of the Company and shall establish a Liquidation Committee (the "Liquidation Committee") within fifteen (15) days, which shall have the authority to represent the Company in all legal affairs. The liquidation of the Company shall be conducted in accordance with Chinese law and the provisions of this Article 21.

1.2The Liquidation Committee shall consist of three (3) members, two (2) of whom shall be designated by smart and one (1) by ECARX. Members of the Liquidation Committee may (but are not required to) be directors of the Company.

1.3The Liquidation Committee shall assess and liquidate the assets of the Company in accordance with Chinese law. For this purpose, the Liquidation Committee shall conduct a comprehensive examination of the Company's assets and liabilities, based on which a liquidation plan shall be formulated. This plan shall be executed under the supervision of the Liquidation Committee after obtaining unanimous approval from the shareholders.

1.4In the process of formulating and executing the liquidation plan, the Liquidation Committee shall make every effort to obtain the highest possible price for the Company's assets.

1.5Liquidation expenses, including remuneration paid to members of the Liquidation Committee agreed upon by the Board of Shareholders in advance, shall be paid from the Company's assets prior to the claims of other creditors.

1.6After the liquidation of the Company's assets and the settlement of all outstanding debts, the balance of its assets and/or the income from the sale of such assets shall be distributed to the parties in proportion to their respective paid-up registered capital.

22.Liability for breach of contract

1.1Compensation for Default and Damages

After the date of establishment, if either party violates any provision of the Agreement or the Company's Articles of Association, the other party has the right to demand that the Defaulting Party compensate for the losses suffered in accordance with applicable laws.

1.2Continuation of Rights and Obligations

The termination of the Agreement for any reason or the dissolution of the Company for any reason shall not exempt either party from any liability that has arisen at the time of termination or dissolution to the other party (whether it is liability for default or other liability).

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1.3Upper Limit of Liability

The cumulative liability of a party under the Agreement for losses shall be limited to the company shares held by that party.

23.Force Majeure

In the event of a force majeure event, either party shall immediately notify the other party in writing. Depending on the impact of the force majeure event on the Company's operations, the parties shall make their best efforts to mitigate the impact of the force majeure event on the Company (if any), and negotiate whether to partially exempt the affected party from the performance of the Agreement or related Ancillary Agreements, or allow for delayed performance. If the Company is unable to continue its operations due to a force majeure event for a period of six (6) months or any other period agreed upon by the parties (after the parties have made their best efforts to mitigate the impact of the force majeure event on the Company or have started negotiating potential options under Article 23), then either party has the right to terminate the Agreement in accordance with Article 20.2(c). Neither party shall make any claims for losses caused by force majeure events. After the force majeure event terminates, the parties shall immediately take measures to fulfill the Agreement.

24.Compliance with Laws

1.1The parties shall, and shall cause the Company and their respective directors, supervisors, Senior Executives and employees to:

(a)Strictly comply with all applicable laws applicable to such entities, regardless of past practices.

(b)Take no action that would result in or could reasonably be expected to result in either party or any of their affiliates, or any director, supervisor, Senior Executives or employee of the party or any of their affiliates or any company, being held liable for any actual or potential breach of applicable laws; and

(c)Take any action requested by ECARX or smart to avoid or remedy such actual or potential breach as described in clause (b) above.

1.2The parties shall ensure that the Company implements appropriate ethical and compliance standards, and shall ensure that their respective directors, supervisors, Senior Executives, and employees comply with their respective ethical and compliance standards. If at any time either party, any potential assignee or any of their respective affiliates jointly acquire or reasonably expect to acquire control of the Company, the parties and any potential assignee shall cooperate to ensure that the ethical and compliance standards of the controlling party are implemented at the Company, and ensure that the Company and their respective directors, supervisors, Senior Executives, and employees comply with all applicable laws applicable to the controlling party and the controlling party's ethical and compliance standards. The parties shall ensure that the Company:

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(a)Appoint a Senior Executive to be responsible for compliance affairs, with the understanding that such personnel shall operate independently from the finance and sales departments;

(b)Maintain ongoing compliance risk assessments and monitoring for the purpose of evaluating the effectiveness of compliance plans and activities;

(c)Develop and implement a code of conduct and other appropriate policies and procedures to be communicated to all employees;

(d)Provide training and education on the code of conduct and other compliance policies and procedures to its employees and business partners;

(e)Conduct appropriate due diligence on business partners;

(f)Establish appropriate review procedures for aligning key management personnel;

(g)Maintain the main contact function for employees and third parties to report integrity issues openly or anonymously; and

(h)Ensure that its Board of Directors and any other appropriate corporate bodies oversee compliance and risk issues.

1.3No provision of the Agreement shall be interpreted or applied so as to restrict competition in any relevant market under the laws of their respective jurisdictions. All provisions of the Agreement shall apply only to the extent not in violation of such laws.

1.4Any party, company, any shareholder, director, supervisor, manager, employee, agent or representative, as well as any person acting on its behalf or in association with it, shall not directly or indirectly:

(a)Pay any illegal amounts to domestic or foreign government officials or political parties or movements, or violate any applicable laws;

(b)Use any funds for illegal donations and other illegal expenditures, such as gifts and entertainment related to political activities;

(c)Provide any donations, gifts, bribes, kickbacks, rewards, facilitation payments, fees, or other payments to any individual or public person, whether in the form of money, property or services;

(d)Establish or maintain any funds or assets not properly recorded in the Company's books or records; or

(e)Authorize or tolerate any of the above behaviors.

1.5If either party has the right or obligation to nominate, appoint, or dispatch individuals to any legal entity, committee, or management department of the Company, that party undertakes

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and shall ensure that the Company only nominates, appoints, or dispatches individuals who can prove they meet the qualifications. That party shall conduct pre-employment screening on any of its candidates. Upon request by either party, the other party or the Company shall provide all documents related to pre-employment screening. The parties agree to take all necessary and/or appropriate actions to ensure that any individual nominated, dispatched, or dismissed is appointed or dismissed (as the case may be), including exercising voting rights to achieve such appointment or dismissal. If either party notifies the other that it has reason to believe that any individual nominated, appointed, or dispatched to the Company by the other party does not meet the eligibility requirements, or has lost trust in that individual for other reasons, the parties shall jointly assess the relevant circumstances. If such situation is not resolved within four (4) weeks after the notice is given, the parties agree and shall cause the Company to take all necessary and/or appropriate actions to prevent the appointment, dispatch, or dismissal of that individual, including exercising voting rights to block such appointment or effect such dismissal. The parties agree and acknowledge that failure to comply with the obligations assumed in the preceding sentence may cause significant harm to the other party concerned, and therefore legal action shall be taken immediately.

1.6If either party becomes aware that the Company is in violation of any applicable laws, which violation may put either party and/or any of its affiliates in a disadvantageous position ('relevant circumstances'), that party shall provide written notice of such relevant circumstances to the other party and the Company.

1.7Upon receipt of such notice, the Company and the parties shall cause the Company to investigate the relevant circumstances, provide a written report on the reasons for the relevant circumstances, and take necessary actions to remedy any violation of applicable laws (including dismissing any employee who has caused or contributed to such violation) ('remedies'), or, at the request of either party, engage a reputable international accounting firm or law firm to promptly take such remedies.

1.8The parties shall ensure that the Company and their respective directors, supervisors, Senior Executives, and employees comply with the remedies.

1.9All expenses or profit losses related to investigating and remedying any violations of applicable laws shall be borne by the Company.

1.10For the purposes of this Article 24:

(a)“Government Official” refers to any officer, employee, or other official of a government entity (including any immediate family member of such persons) acting in an official capacity for the government entity or any individual running for an administrative position.

(b)“Government Entity” refers to a government or any department, agency, or executive branch thereof (including any Company or other entity controlled by the government), a political party, or a public international organization.

(c)“Qualification Requirements" refers to the high standards of professional skills and personal integrity of any relevant individual, including a high level of attention to risks

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and compliance issues, as well as the absence of any corruption-related criminal records and any conflicts of interest. In any case, if any relevant individual demonstrates a lack of education and training in corporate governance or in the areas of risks and compliance, it shall be deemed as not meeting the qualification requirements.

1.11The parties shall ensure that the Company and its subsidiaries (if any) implement appropriate data protection policies, including but not limited to how the Company and its subsidiaries (if any) collect, use, and disclose personal information of potential and existing customers, and what security measures and procedures the Company and its subsidiaries (if any) take to ensure data security, and shall ensure that the shareholders, directors, supervisors, Senior Executives, and employees of the Company and its subsidiaries (if any) comply with their respective data protection policies.

1.12The Company shall designate one or more persons responsible for ensuring that the Company complies with applicable data protection and network security laws and regulations.

25.Applicable Laws and Dispute Resolution

1.1The Agreement shall be governed by Chinese law and interpreted in accordance with Chinese law.

1.2Dispute Resolution

(a)Negotiation

The parties shall use their best efforts to resolve any disputes, controversies, or claims related to the Agreement through amicable negotiation.

(b)Choice of Arbitration

(i)According to Article 25.2(a), if the dispute cannot be resolved through negotiation within sixty (60) days after the notice of the dispute, any dispute related to the binding terms of the Agreement shall be submitted to the Shanghai Arbitration Commission for final resolution in accordance with the current effective arbitration procedures and rules of the Commission at the time of the arbitration submission. The place of arbitration is Shanghai. The arbitration proceedings shall be conducted in Chinese. The arbitral award shall be final and binding on the parties.

(ii)The number of arbitrators shall be three (3), one (1) designated by the applicant, one (1) designated by the respondent, and the third (1) appointed by the first two (2) arbitrators through discussion or by appointing an arbitrator.

(iii)The arbitral award shall be final and binding on the parties and may be enforced according to its terms. The parties agree to waive their right to appeal to any court with jurisdiction on the relevant matters. Any arbitration costs (excluding legal fees) shall be borne by the losing party or as determined by the arbitral tribunal.

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(iv)The arbitral award may be submitted to any court with jurisdiction for enforcement, or an application for assistance in enforcing the arbitral award may be made to such court, as the case may be. If either party needs to enforce the arbitral award through any form of legal proceedings, the Defaulting Party shall bear all reasonable costs, expenses, and legal fees, including any additional litigation or arbitration costs incurred by the party seeking enforcement of the arbitral award.

1.3Continue to Perform

During the dispute resolution period, except for the disputed matters, the parties shall continue to perform the Agreement in full.

1.4None of the provisions of Article 25 shall prevent either party from seeking specific performance, injunctive relief, or other equitable remedies from any court of competent jurisdiction.

26.Miscellaneous

1.1Effectiveness

The Agreement shall come into effect from the date of signature or seal by the authorized representatives of the parties.

1.2Notification

(a)All notices and communications between the parties shall be in writing and sent by personal delivery, express delivery, or fax to the following address:

smart：

Recipient:
Email:

ECARX:

Recipient:
Email:

(b)Notice shall be deemed to have been served at the following times:

(i)If delivered in person, delivery shall be deemed to have been made at the designated address with proof of delivery;

(ii)If sent by express delivery, it shall be deemed to have been delivered on the third working day after the dispatch date;

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(iii)If sent by fax, when a confirmation report indicating successful transmission without interruption is generated by the sender's fax machine;

(iv)If sent by email, at the time and date stated in the reply confirming successful email transmission.

(c)For the avoidance of doubt, where a notice or communication is only delivered to a party's copy address, it shall not be deemed as having been delivered to that party.

1.3During the Operation Period, either party may at any time change its notification delivery address to the other party in accordance with the provisions of Article 26 herein.

1.4Non-agency

None of the contents of the Agreement shall be deemed to make either party a partner or agent of the other party. In particular, unless otherwise agreed in writing by the parties, neither party shall hold itself out as an agent of the other party for any purpose or claim to have the authority to bind the other party in any manner. Each party acknowledges that the other party shall not be responsible to any third party for the operation of that party, and agrees to indemnify the other party for any losses incurred as a result of its breach of the provisions of Article 26.4.

1.5Entire Agreement

(a)The Agreement, including its appendices and Ancillary Agreements, constitutes the entire contract between the parties regarding the establishment and operation of the Company, and supersedes any and all prior oral or written letters of intent, memoranda of understanding, or contracts between the parties.

(b)The parties confirm that they are not induced to sign the Agreement by any statement, warranty or commitment that is not explicitly included in the Agreement.

1.6Transfer

Unless otherwise provided in the Agreement, neither party shall assign its rights or obligations under the Agreement to a third party without the prior written consent of the other party.

1.7Severability

If any provision of the Agreement is determined to be unlawful, invalid, or unenforceable in whole or in part under any applicable law or regulation, such provision or part thereof shall be deemed not to be a part of the Agreement to that extent, but the legality, validity, and enforceability of the remaining provisions of the Agreement shall not be affected. The parties shall consult with each other to replace the deleted provisions with new provisions that are legal, effective, acceptable, and as close as possible to the original purpose of the Agreement.

1.8Waiver

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The failure or delay by either party to exercise any right, power, or privilege under the Agreement shall not constitute a waiver of such right, power, or privilege, and any single or partial exercise of any right, power, or privilege shall not preclude its future exercise.

1.9Further Assurances

At any time after the signing date, the parties shall and shall use their reasonable efforts to cause any necessary third party (at the expense of the relevant party within a reasonable range) to sign such documents, and take and complete such documents and actions, so that such party may enjoy the full benefits provided in the Agreement. The parties shall use their best efforts to urge their affiliates to take necessary actions and sign necessary documents to ensure the effective implementation and realization of the relevant matters under the Agreement.

1.10Expenses

Unless otherwise provided in the Agreement, each party shall bear its own legal and other expenses related to the preparation, negotiation, and signing of the Agreement, the Articles of Association, and any other documents specified under the Agreement. Unless otherwise provided in the Agreement or agreed by the parties, any expenses related to the establishment of the Company, including but not limited to the expenses incurred in the establishment of the Company, fees of external professional institutions, and other approval-related expenses, shall be borne by the parties in proportion to their respective subscribed capital after the amount is confirmed in writing by the parties.

1.11Articles of Association

In case of any inconsistency between the Articles of Association and the Agreement, the Agreement shall prevail.

1.12Copy

The Agreement may be signed in any number of copies, all of which together shall constitute one and the same document. Any party may sign the Agreement by signing any one of the copies.

1.13Amendment

Any amendment to any provision of the Agreement shall only be effective if made in writing and signed by the parties, and shall be binding on the parties.

1.14Cooperation

The purpose of the parties signing the Agreement is to develop the Company's business and achieve the common interests of the parties. The parties shall take necessary cooperative actions and sign necessary documents in a timely manner to achieve the above purposes, including but not limited to, on the basis of mutual agreement, signing documents in accordance with the above principles to interpret, fulfill, and update the Agreement.

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This is to certify that the parties have caused their duly authorized representatives to sign the Agreement on the date mentioned at the beginning of the document.

smart Software Technology Co., Ltd
(Official Seal)

Signature: /s/ Tong Xiangbei

Name: Tong Xiangbei

Title: CEO

Signature: /s/ Dong Lei

Name: Dong Lei

Position: CFO

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This is to certify that the parties have caused their duly authorized representatives to sign the Agreement on the date mentioned at the beginning of the document.

ECARX (Hubei) Tech Co., Ltd.
(Official Seal)

Signature: /s/ Shen Ziyu

Name: Shen Ziyu

Position: Legal Representative